Exhibit 99

  Robert J. Darretta to Retire as Vice Chairman and CFO of
                      Johnson & Johnson

  Dominic J. Caruso Promoted to Vice President, Finance and
                             CFO

NEW BRUNSWICK, N.J., Oct 06, 2006 -- Johnson & Johnson today announced that Robert J. Darretta, Vice Chairman of the Board of Directors and Chief Financial Officer, has elected to retire in early 2007 after a distinguished 38-year career with the Company.

"During Bob's tenure over the past decade as Chief Financial Officer, he has been instrumental in helping the Company deliver consistent, sustainable and superior performance," said William C. Weldon, Chairman and Chief Executive Officer of Johnson & Johnson. "He has been a visible and eloquent proponent of Johnson & Johnson's enduring strategic principles, and a strong advocate for the importance of Our Credo in underpinning our shared value system. We wish Bob, his wife Mary Ellen and their family the very best in the years ahead."

Under Mr. Darretta's leadership in recruiting and developing talented individuals, the Company's finance organization developed a strong business focus, and has helped guide capital-efficient, profitable growth throughout the Johnson & Johnson operating companies.

As Vice Chairman of the Board of Directors, Mr. Darretta had taken on additional responsibilities of importance to the Corporation, including leadership in developing new procurement practices, directing information management and process excellence functions and developing comprehensive shared services in the finance area. Outside of Johnson & Johnson, he has played a leadership role in Operation Smile, SAFE KIDS Worldwide and as a member of the Healthcare Leadership Council.

Dominic J. Caruso, Vice President of Johnson & Johnson's Group Finance organization, has been appointed Corporate
Vice President, Finance and Chief Financial Officer, effective January 1, 2007. He will report to Mr. Weldon and become a member of the Executive Committee.

Mr. Caruso has led Johnson & Johnson's Group Finance organization since December 2005. Previously, he was Vice President, Group Finance for the Medical Devices and Diagnostics (MD&D) Group and a member of the MD&D Group Operating Committee.
"Dominic has proven to be an effective leader in many facets of the business and has helped drive our strategic planning capabilities forward at both the MD&D and Corporate levels," Mr. Weldon said. "His varied experience has brought innumerable benefits to the corporation and we look forward to the valuable contributions he will make in this expanded role."

Mr. Caruso joined Johnson & Johnson in October of 1999 through the acquisition of Centocor, where he was Vice President, Finance, and instrumental in the growth of that organization. He had been with Centocor since 1985 with responsibilities for finance, information management, investor relations, procurement and facility services. He also served as General Manager of Centocor's Diagnostic Division.

In 2001, Mr. Caruso became Vice President, Finance for Ortho-McNeil Pharmaceutical and a member of its Management Board, before being named to the MD&D position in May, 2003. Prior to joining Centocor, he worked for the audit and tax services firm KPMG.

Mr.  Caruso  holds  a  B.S. in Business Administration  from
Drexel University and is a certified public accountant.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 230 Johnson & Johnson operating companies employ approximately 116,200 men and women in 57 countries and sell products throughout the world.

Jeffrey  J.  Leebaw, +1-732-524-3350, Home: +1-732-821-6007;
or Investors: Louise Mehrotra,  +1-732-524-6491, or
Stan Panasewicz,  +1-732-524-2524